Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-260497 on Form S-8 of our report dated March 29, 2022, relating to the consolidated financial statements of Stronghold Digital Mining, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Stronghold Digital Mining, Inc. and subsidiaries for the year ended December 31, 2021.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA
March 29, 2022